Supplemental Environmental Indemnity Agreement

This Supplemental Environmental Indemnity Agreement (this “Agreement”) is made as of the 29th day of June, 2007 (the “Effective Date”), by APARTMENT REIT RESIDENCES AT BRAEMAR, LLC, a North Carolina limited liability company (the “Borrower”), with its principal place of business at c/o Triple Net Properties, LLC, 1606 Santa Rosa Drive, Suite 109, Richmond, Virginia 23229, and NNN APARTMENT REIT, INC., a Maryland corporation (“Carveout Obligor”), whose address is c/o Triple Net Properties, LLC, 1551 N. Tustin Ave., Suite 300, Santa Ana, CA 92705, in favor of TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY, an Iowa corporation, and its successors and assigns (the “Lender”), whose address is c/o AEGON USA Realty Advisors, Inc., 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499-0001.

1.	RECITALS

A.	The Lender funded a certain loan in the original principal amount of TEN MILLION AND NO/100THS DOLLARS ($10,000,000) (the “Loan”), and to evidence the Loan, Braemar Housing Limited Partnership, an Ohio limited partnership (the “Grantor”), made and delivered to the Lender a certain Secured Promissory Note dated May 25, 2005, in the original principal amount of $10,000,000 (the “Note”) and certain additional documents (together with the Note, the “Loan Documents”). The Loan is secured, inter alia, by the Deed of Trust, Security Agreement and Fixture Filing given by Grantor to Lender encumbering certain real property (the “Real Property”) in the City of Charlotte, County of Mecklenburg, North Carolina, and recorded in Book 18849, Page 135, in the Registry of Mecklenburg County, North Carolina (the “Deed of Trust”).

B.	The Loan was assumed by the Borrower and modified pursuant to the Loan Assumption and Modification Agreement dated as of the Effective Date among the Lender, the Borrower, the Grantor and Phillip I. Levin, Bradley J. Schram and Norman A. Pappas (collectively, the “Original Carveout Obligors”).

C.	The Borrower has purchased the Property from the Grantor, and the Lender has consented to such purchase pursuant to the terms of the Deed of Trust subject to certain conditions.

D.	To fulfill a condition of the Lender to the granting of such consent, the Borrower and the Carveout Obligor desire to (a) assume full personal liability for the repayment of that portion of the Indebtedness that arises because the Lender has advanced funds or incurred expenses as a result of the failure of the Borrower to meet its obligations under the Loan Documents with respect to environmental matters and (b) indemnify the Lender and hold it harmless from actual damages suffered as a result of environmental matters.

2.	AGREEMENT

NOW THEREFORE, in consideration of the premises, to induce the Lender to consent to both the conveyance of the Property to the Borrower and the Borrower’s assumption of the Loan, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Borrower and the Carveout Obligor agree as follows:

3.	DEFINITIONS

The following capitalized terms shall have the meanings set forth below:

“Bankruptcy Code” means 11 U.S.C. §§101-1330 or any successor statute.

“Business Day” means any weekday when state and federal banks are open for business in Cedar Rapids, Iowa.

“Claim” means any action, suit, proceeding, demand, assessment, adjustment, penalty, judgment or other assertion of liability.

“Default Rate” means the lesser of (i) eighteen percent (18%) per annum and (ii) the maximum rate allowed by law.

“Environmental Laws” means all present and future laws, statutes, ordinances, rules, regulations, orders, guidelines, rulings, decrees, notices and determinations of any Governmental Authority to the extent that they pertain to: (A) the protection of health against environmental hazards; (B) the protection of the environment, including air, soils, wetlands, and surface and underground water, from contamination by any substance that may have any adverse health effect on humans, livestock, fish, wildlife, or plant life, or which may disturb an ecosystem; (C) underground storage tank regulation or removal; (D) wildlife conservation; (E) protection or regulation of natural resources; (F) the protection of wetlands; (G) management, regulation and disposal of solid and hazardous wastes; (H) radioactive materials; (I) biologically hazardous materials; (J) indoor air quality; (K) the manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any Hazardous Substances. “Environmental Laws” include, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., all similar state statutes and local ordinances, and all regulations promulgated under any of those statutes, and all administrative and judicial actions respecting such legislation, all as amended from time to time.

“Governmental Authority” means any political entity with the legal authority to impose any requirement on the Property, including the governments of the United States, the State of North Carolina, Mecklenburg County, the City of Charlotte, and any other entity with jurisdiction to decide, regulate, or affect the ownership, construction, use, occupancy, possession, operation, maintenance, alteration, repair, demolition or reconstruction of any portion or element of the Real Property.

“Hazardous Substance” means any substance the release of or the exposure to which is prohibited, limited or regulated by any Environmental Law, or which poses a hazard to human health, including (A) any “oil,” as defined by the Federal Water Pollution Control Act and regulations promulgated thereunder (including crude oil or any fraction of crude oil), (B) any radioactive substance and (C) Stacchybotris chartarum and other molds. However, the term “Hazardous Substance” does not include (A) a substance used in the cleaning and maintenance of the Real Property, if the quantity and manner of its use are customary, prudent, and do not violate applicable law, or (B) automotive motor oil in immaterial quantities, if leaked from vehicles in the ordinary course of the operation of the Real Property and cleaned up in accordance with reasonable property management procedures and in a manner that violates no applicable law.

“Indebtedness” means all sums that are owed or become due pursuant to the terms of the Loan Documents, which sums include any amounts advanced by the Lender to cure defaults or to pay attorneys’ fees and expenses (including any such fees or expenses incurred in connection with enforcing or protecting any of the Loan Documents in any bankruptcy proceeding), receivership costs, fees and costs of the Trustee and other collection costs.

“Net Worth Requirement” means the lesser of (i) the aggregate net worth of the Original Carveout Obligors most recently represented to the Lender at the time of the approval of the Loan by AEGON’s Investments Committee and (ii) the principal balance of the Loan at the time of determination.

“Notice” means a notice given in accordance with Subsection 12.4 below.

“Obligation” means any obligation under this Agreement.

“Property” means the Real Property and any other property now or hereafter subjected to any lien or security interest created by any of the Loan Documents.

“Trustee” means J. Lindsay Stradley, Jr. and his successors and assigns.

4.	LIABILITY FOR REPAYMENT OF INDEBTEDNESS

In consideration of the benefits which the Borrower and the Carveout Obligor receive as a result of the Loan (including the benefit of the Loan’s non-recourse feature), the Borrower expressly assumes personal liability for, and the Carveout Obligor irrevocably, absolutely and unconditionally guarantees the full and prompt payment to the Lender of the Indebtedness, to the extent of that amount of the Indebtedness which arises because the Borrower fails, or the Grantor has prior to the Effective Date failed, to perform their respective obligations under the Loan Documents with respect to environmental matters. Such Indebtedness includes interest on the Loan which accrues at the Default Rate, minus interest that would otherwise have accrued in the absence of Default, during a period in which a “Default” exists under the Deed of Trust as a result of the Borrower’s or the Grantor’s failure to meet their respective obligations under the Loan Documents with respect to environmental matters.

5.	INDEMNITY AND HOLD HARMLESS

The Borrower and the Carveout Obligor jointly and severally agree to indemnify the Lender, the Trustee, and their respective directors, officers, employees, agents, successors and assigns and to hold them harmless, to the extent of the Lender’s actual damages and losses, from any Claim, cost, expense or liability of whatever kind or nature, known or unknown, contingent or otherwise, directly or indirectly arising out of or attributable to the use, generation, storage, release, threatened release, discharge, disposal, or presence (whether prior to or after the date of this Agreement) of Hazardous Substances on, in, under or about the Real Property. Obligations indemnified under this Section include (A) out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, sustained by the Lender in enforcing this Agreement or the Borrower’s obligations under the Loan Documents with respect to environmental matters, and including any such fees or expenses incurred in connection with the enforcement or protection of this Agreement in any bankruptcy proceeding, and (B) the protection of the Lender from, and the defense of the Lender against, all such Claims. This Section shall be binding upon the Borrower and the Carveout Obligor and their heirs, personal representatives, successors and assigns, and shall survive repayment of the Indebtedness, foreclosure of the Real Property, and the Borrower’s granting of a deed to the Real Property. Obligations under this Section shall not extend to any Claim, cost, expense or liability caused by the Lender’s gross negligence or willful misconduct, or arising from a release of Hazardous Substances that occurs after the Lender has taken possession of the Real Property (provided neither the Borrower nor Carveout Obligor has caused the release through any act or omission).

6.	REPRESENTATIONS AND WARRANTIES

The Borrower and the Carveout Obligor represent and warrant to the Lender as follows:

(a)	This Agreement has been duly executed and delivered.

(b)	The execution and performance of this Agreement and all guaranties, indemnities and covenants herein will not result in any breach of, or constitute a default under, any contract, guarantee, document or other instrument to which the Borrower or Carveout Obligor is a party or by which the Borrower or Carveout Obligor may be bound or affected, and do not and will not violate or contravene any law to which the Borrower or Carveout Obligor is subject; nor do any such other instruments impose or contemplate any obligations which are or will be inconsistent with this Agreement.

(c)	No approval by, authorization of, or filing with any federal, state or municipal or other governmental commission, board or agency or other governmental authority is necessary in connection with the authorization, execution and delivery of this Agreement.

(d)	This Agreement constitutes the legal, valid and binding obligation of the Borrower and the Carveout Obligor, enforceable against each of them in accordance with its terms.

(e)	There are no material actions, suits or proceedings pending or, to the best of the knowledge of the Borrower and the Carveout Obligor, threatened against or affecting the Borrower or the Carveout Obligor.

(f)	The following financial statement of the Carveout Obligor, as received by the Lender, is true and accurate as of its date: June 19, 2007. There has been no material adverse change in the Carveout Obligor’s financial condition since the date of this financial statement.

(g)	The following financial statement of the Borrower, as received by the Lender, is true and accurate as of its date: June 19, 2007. There has been no material adverse change in the Borrower’s financial condition since the date of this financial statement.

7.	DEFAULT

A “Default” shall occur under this Agreement upon:

(a)	the Borrower’s and the Carveout Obligor’s failure to pay any Obligation within five (5) Business Days after Notice and demand by the Lender;

(b)	the Borrower’s and the Carveout Obligor’s failure to perform, observe, or comply with any nonmonetary Obligation within the time period afforded the Borrower for such performance under the express terms of the Deed of Trust; or

(c)	the filing by the Borrower or the Carveout Obligor of a petition in bankruptcy or for relief from creditors under any present or future law that affords general protection from creditors; the filing by any other person of an involuntary petition in bankruptcy against the Borrower or the Carveout Obligor; or the filing of any other action that may result in a composition of debts, provide for the marshaling of assets for the satisfaction of the Borrower’s or the Carveout Obligor’s debts, or result in the judicially ordered sale of assets for the purpose of satisfying obligations to creditors (unless a motion for the dismissal of the petition or other action is filed within ten (10) days and results in its dismissal within sixty (60) days of the filing of the petition or other action); or the dissolution or liquidation of the Borrower or the Carveout Obligor, or the cessation of its legal existence; or the death of the Borrower or the Carveout Obligor who is a natural person (unless the event described in this Paragraph results in a Permitted Transfer as defined in the Deed of Trust) unless, following any such event affecting the Carveout Obligor, any remaining persons or entities liable for the Obligations have the direct or indirect power to exercise management control over the Real Property and have an aggregate net worth (excluding the value of the Borrower’s equity interest in the Real Property) at least equal to the Net Worth Requirement, or unless the Borrower and any remaining persons or entities liable for the Obligations (including the executor of the estate of any deceased Carveout Obligor) diligently and continuously pursue the replacement of the subject Carveout Obligor, and succeed, within sixty (60) days of such an event, in causing another person to assume the Obligations, so that persons or entities who collectively meet the Net Worth Requirement have the direct or indirect power to exercise management control over the Real Property.

8.	REMEDIES ON DEFAULT

Upon Default under this Agreement, the Lender shall have all of the rights of a guaranteed or indemnified party under the laws of North Carolina. Interest on any unpaid obligations shall accrue at the Default Rate. Interest which accrues on the Indebtedness at the Default Rate as a result of a Default under this Agreement is an Obligation under Section 4.

9.	APPLICATION OF PAYMENTS

All payments with respect to the Indebtedness received by the Lender from the Borrower, or from any party other than the Carveout Obligor, may be applied by the Lender to the Indebtedness in such manner and order as the Lender desires, in its sole discretion, whether or not such application reduces the liability of the Carveout Obligor with respect to the Obligations. If a foreclosure sale of the Real Property takes place, the proceeds of the sale (whether received in cash or by credit bid) shall be applied first to reduce that portion of the Indebtedness for which the Borrower has not assumed personal liability under Section 4 and which is not guaranteed by the Carveout Obligor under Section 4.

10.	UNSECURED OBLIGATION

The Deed of Trust secures neither (A) the Carveout Obligor’s Obligations, nor (B) those of the Borrower’s Obligations (i) that either (a) have not been paid as of the date of a trustee’s sale under the Deed of Trust, or (b) have not been paid as of the Lender’s acceptance of a deed in lieu of trustee’s sale, and (ii) that arise with respect to expenses, liabilities or damages incurred by the Lender after a trustee’s sale under the Deed of Trust, or after the Lender’s or its affiliate’s acceptance of a deed in lieu thereof, or that are the subject of any Claim or any portion of a Claim against the Lender or the Property. The Borrower acknowledges and agrees that the Obligations which are so unsecured are separate and distinct from, and not the substantial equivalent of, those that are so secured, and that such unsecured Obligations shall survive such a trustee’s sale or acceptance of a deed in lieu of a trustee’s sale.

11.	WAIVERS

11.1	Subrogation Rights Against the Borrower

The Carveout Obligor waives (a) any right of reimbursement, subrogation, exoneration, contribution, or indemnity from or by the Borrower, and (b) any “claim,” as that term is defined in the Bankruptcy Code, which the Carveout Obligor might now have or hereafter acquire against the Borrower by virtue of the Carveout Obligor’s performance of any obligation of the Borrower.

11.2	Marshaling of Assets

The Borrower and the Carveout Obligor waive any right to cause a marshaling of the Borrower’s assets.

11.3	Homestead Laws and Exemptions

The Borrower and the Carveout Obligor waive all rights and exemptions under homestead and similar laws.

11.4	Valuation of Collateral

The Borrower and the Carveout Obligor waive any right to a defense to an action under this Agreement based on an assertion that the amount paid for the Property at a lawfully conducted judicial or non-judicial foreclosure sale is less than the value of the Property.

11.5	Protest, Demand, Dishonor

The Borrower and the Carveout Obligor waive all rights of protest, demand, dishonor, presentment or any other notices or demands which might otherwise be required by any statute or rule of law now or hereafter in effect with respect to this Agreement or any of the Obligations.

11.6	Waiver of Statutory Rights

The Borrower and the Carveout Obligor waive any rights pursuant to Section 26-7 of the North Carolina General Statutes or any other statutory rights provided to sureties, endorsers or guarantors.

11.7	Suretyship Waivers

The Borrower and the Carveout Obligor waive any statutory or common law rights and defenses available to sureties, indemnitors, endorsers or guarantors of obligations.

11.8	Additional Waivers

The Borrower and the Carveout Obligor waive (A) any defense based upon the Lender’s election of any remedy and (B) any defense based on the Lender’s failure to disclose any information concerning the financial condition of the Borrower or any other circumstances bearing on the ability of the Borrower to pay and perform its obligations under the Loan Documents, or the Lender’s failure to provide Notice of any act or omission by the Borrower from which any Obligation may have arisen.

12.	MISCELLANEOUS

12.1	Independence of Obligations

The Borrower and the Carveout Obligor shall be jointly, severally, fully and personally liable for any or all of the Obligations. The Lender shall be entitled to maintain an independent action against the Carveout Obligor regardless of whether the Lender has commenced or completed any action against the Borrower or the Property. The Carveout Obligor disclaims any status as beneficiaries of any obligation of the Lender to the Borrower to provide notice of default under the Loan Documents. If the Lender has initiated any action against the Borrower to enforce the Loan Documents, the Lender may join the Carveout Obligor or refrain from doing so, at the Lender’s sole and absolute discretion. The liability of the Carveout Obligor under this Agreement shall be reinstated with respect to any amount at any time paid to the Lender by the Borrower on account of the Obligations which shall thereafter be required to be restored or returned by the Lender upon the bankruptcy, insolvency or reorganization of the Borrower or the Carveout Obligor other than the party against whom the Lender has sought to enforce this Agreement, as though such amount had not been paid. Except as expressly agreed in writing by the Lender, the Obligations shall not be released, diminished, impaired, reduced or otherwise affected by (a) the reconveyance of the interest created by the Deed of Trust, (b) the consent by the Lender to any transfer of a direct or indirect interest in the Property (whether through sale of the Property, transfers of interests in the Borrower, or a change in the form of business organization of the Borrower), or (c) any forbearance by the Lender to exercise any rights under the Loan Documents; provided, however, that any written modification of the Loan Documents that affects the amount of the Indebtedness may be considered in ascertaining the amount of the Indebtedness for purposes of determining the amount of any Obligation that arises under Section 4 of this Agreement, absent fraud or material written misrepresentation in connection with such a modification.

12.2	Waiver of Jury Trial

ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT IS WAIVED BY THE BORROWER AND THE CARVEOUT OBLIGOR, AND IT IS AGREED BY THE BORROWER AND THE CARVEOUT OBLIGOR THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

12.3	Offsets and Defenses

The liability of the Borrower and of the Carveout Obligor under this Agreement shall not be released, diminished, impaired, reduced or otherwise affected by any existing or future offset, claim, or defense of the Borrower or of the Carveout Obligor against the Lender.

12.4	Notices

In order for any demand, consent, approval or other communication to be effective under the terms of this Agreement, Notice must be provided under the terms of this Section. All Notices must be in writing. Notices may be (a) delivered by hand, (b) transmitted by facsimile (with a duplicate copy sent by first class mail, postage prepaid), (c) sent by certified or registered mail, postage prepaid, return receipt requested, or (d) sent by reputable overnight courier service, delivery charges prepaid. Notices shall be addressed as set forth below:

If to the Lender:

Transamerica Occidental Life Insurance Company
c/o AEGON USA Realty Advisors, Inc.
4333 Edgewood Road, N.E.
Cedar Rapids, Iowa 52499-5443
Attn: Mortgage Loan Department
Reference: Loan #89441
Fax Number: (319) 369-2277

If to the Carveout Obligor:

NNN Apartment REIT, Inc.

c/o Triple Net Properties, LLC

1551 N. Tustin Ave., Suite 300

Santa Ana, California 92705

Attn: Shannon K. S. Johnson, CPA, CFO

Fax Number: (714) 881-2217

With a copy of Notice of Default or acceleration to:

McGuire Woods LLP

One James Center

901 E. Cary Street

Richmond, Virginia 23219

Attn: Nancy R. Little, Esq.

Fax Number: (804) 698-2101

If to the Borrower:

Apartment REIT Residences at Braemar, LLC

c/o Triple Net Properties, LLC

1606 Santa Rosa Drive, Suite 109

Richmond, Virginia 23229

Attn: Jorge Figueirdo

Fax Number: (804) 285-1376

With a copy of Notice of Default or acceleration to:

McGuire Woods LLP

One James Center

901 E. Cary Street

Richmond, Virginia 23219

Attn: Nancy R. Little, Esq.

Fax Number: (804) 698-2101

Notices delivered by hand or by overnight courier shall be deemed given when actually received or when refused by their intended recipient. Notices sent by facsimile will be deemed delivered when a legible copy has been received (provided receipt has been verified by telephone confirmation or one of the other permitted means of giving Notices under this Subsection). Mailed Notices shall be deemed given on the date of the first attempted delivery (whether or not actually received). Any party to this Agreement may change its address for Notice by giving at least fifteen (15) Business Days’ prior Notice of such change to the other parties.

12.5	Entire Agreement and Modification

This Agreement and the other Loan Documents embody the final, entire agreement of the parties relating to its subject matter and supersede any and all prior agreements, whether written or oral. This Agreement may not be contradicted or varied by evidence of any prior, contemporaneous, or subsequent oral agreements or discussions of the parties, and may be amended, waived, released or terminated only by a written instrument or instruments executed by the Lender. Any alleged amendment, revision, waiver, discharge, release or termination that is not so documented shall not be effective as to the Lender.

12.6	Counterparts

This Agreement may be executed in multiple counterparts, all of which taken together shall constitute one and the same Agreement.

12.7	Governing Law

This Agreement shall be construed and enforced according to, and governed by, the laws of North Carolina without reference to conflicts of laws provisions which, but for this provision, would require the application of the law of any other jurisdiction.

12.8	Cumulative Remedies

Every right and remedy provided in this Agreement shall be cumulative of every other right or remedy of the Lender whether herein or by law conferred and may be enforced concurrently with any such right or remedy. No acceptance of performance of any Obligation as to which the Borrower or the Carveout Obligor shall be in Default, or waiver of particular or single performance of any obligation or observance of any covenant, shall be construed as a waiver of the obligation or covenant or as a waiver of any other Default then, theretofore or thereafter existing.

12.9	Severability

In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or in the event that any one or more of the provisions of this Agreement shall operate, or would prospectively operate, to invalidate this Agreement, then, and in any such event, such provision or provisions only shall be deemed to be null and void and of no force or effect and shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

12.10	Reference to Particulars

The scope of a general statement made in this Agreement shall not be construed as having been reduced through the inclusion of references to particular items that would be included within the statement’s scope. Therefore, unless the relevant provision of this Agreement contains specific language to the contrary, the term “include” shall mean “include, but shall not be limited to” and the term “including” shall mean “including, without limitation.”

12.11	Assignment

The Lender may assign its rights under this Agreement without Notice to any holder of the Note and assignee of the Lender’s rights under the Loan Documents.

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IN WITNESS WHEREOF, the Borrower and the Carveout Obligor have caused this Agreement to be duly executed under seal as of the date first above written.

BORROWER:

APARTMENT REIT RESIDENCES AT BRAEMAR, LLC, a North Carolina limited liability company

BY: NNN Apartment REIT Holdings, L.P., a Virginia limited partnership, its sole member

By: NNN Apartment REIT, Inc.,

a Maryland corporation

By: /s/ Shannon K S Johnson
Print Name: Shannon K.S. Johnson Title:
Chief Financial Officer

CARVEOUT OBLIGOR:

NNN APARTMENT REIT, INC.,

a Maryland corporation

By: /s/ Shannon K S Johnson
Print Name: Shannon K.S. Johnson
Title: Chief Financial Officer